                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 2, 2021
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC. ANNOUNCES RECORD ANNUAL EARNINGS FOR 2020. NET INCOME FOR THE FULL YEAR MORE THAN TRIPLED COMPARED TO PRIOR YEAR.

Columbus, Ohio – February 2, 2021 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, today announced financial results for the quarter ended and year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Highlights

•

Net income more than tripled for the full year to $29.6 million (up 208% when compared to 2019) with full year return on average assets of 2.59% and return on average equity of 32.04%.  Fourth quarter 2020 net income was $7.3 million, which was a 143% increase when compared to the fourth quarter of 2019. For the fourth quarter of 2020, return on average assets was 2.11% and return on average equity was 27.92%.

•

Pre-Provision, Pre-Tax Net Revenue (“PPNR”) for the full year 2020 was $47.2 million, which represents a more than threefold increase over 2019.  Fourth quarter PPNR of $10.2 million was up 171% over the comparable 2019 quarter.

•	Book Value per common share increased to $16.79 per share at December 31, 2020, up 35% from $12.40 at December 31, 2019.
•

Earnings per share (EPS) for the full year 2020 increased to $4.47 per share, an increase of 120% when compared to 2019.  EPS for the fourth quarter of 2020 was $1.11 per share, an increase of 118% when compared to the same quarter of 2019.

•	Noninterest-bearing deposit account balances increased 72% year-over-year.
•	Total assets increased to $1.5 billion at December 31, 2020, an increase of 68% from year-end 2019.
•	Noninterest income for the full year increased by 412% when compared to 2019, driven by a strong performance in the national mortgage lending business with volumes exceeding $2 billion.
•	Loan payment deferrals decreased to $528,000 at December 31, 2020, continuing the downward trend from approximately $100 million at June 30, 2020 and $24 million at September 30, 2020.
•	Credit quality remains strong with nonperforming assets as a percentage of total assets of 0.05% and loans more than 30 days past due at 0.24% of total loans at December 31, 2020.

Timothy T. O’Dell, President and CEO, commented, “I am very pleased to report that 2020 was both a transformational and breakout performance year for CFBank, with our 2020 net income more than tripling versus the previous year.

Full year 2020 PPNR of $47.2 million and period end assets of $1.5 billion, allowed us to make accelerated investments in future growth which included expanding our commercial bank and expanding our regional metro market presence and teams.  Additionally, we fortified our ALLL reserves, which were 2.15% of Loans at December 31, 2020 (excluding SBA and other Government Guaranteed Loans).

Our CFBank Team effectively navigated COVID, remaining highly productive and producing record performance results including full year PPNR ROA of 4.12% and PPNR ROE of 51.08%; along with growing noninterest-bearing deposits by 73%.

Credit quality remains strong with low nonperforming loans as well as low levels of delinquencies.

We enter this new year with solid Commercial Loan and Deposit Pipelines, having also added during 2020 seasoned and proven commercial lenders, business development and sales talent to our regional metro market teams, which also includes product specialists in cash management and equipment financing.

Key areas of focus for 2021 will include continuing to execute upon our fundamentals, building upon our successful sales and growth strategies, along with leveraging our mortgage platform for customer acquisition leading to enhanced cross-selling opportunities.  Our assets ended the year at $1.5 billion and our Team has its sights firmly set on attaining $2 billion.

We believe that CFBank is uniquely positioned.  Our business model combines a full service Ohio focused commercial bank with a national mortgage lending platform which generated more than $2 billion in mortgage volume during 2020.

We are just Revving Up!”

Robert E. Hoeweler, Chairman of the Board, added: “The Bank has carefully and successfully navigated the waters of the most extraordinary year 2020. With all the headwinds faced by American commerce, our team came together to craft a record year, it was truly amazing and we are proud of the team’s commitment and performance. As our CEO says…We are just revving up!”

Overview of Results

Net income for the three months ended December 31, 2020 totaled $7.3 million (or $1.11 per diluted common share) and increased $4.3 million, or 143.1%, compared to net income of $3.0 million (or $0.51 per diluted common share) for the three months ended December 31, 2019.    Net income for the quarter ended December 31, 2020 is net of provision for loan loss expense of $2.0 million versus no provision expense during the comparable 2019 quarter.

Net income for the year ended December 31, 2020 totaled $29.6 million (or $4.47 per diluted common share) and increased $20.0 million, or 208.4%, compared to net income of $9.6 million (or $2.03 per diluted common share) for the year ended December 31, 2019.        Net income for the year ended December 31, 2020 is net of provision for loan loss expense of $10.9 million versus no provision expense during 2019.

Net interest income.  Net interest income totaled $8.3 million for the quarter ended December 31, 2020 and increased $2.3 million, or 36.8%, compared to net interest income of  $6.0 million for the quarter ended December 31, 2019.  The increase in net interest income was primarily due to a $2.1 million, or 21.8%, increase in interest income and a $79,000, or 2.1%, decrease in interest expense.  The increase in interest income was primarily attributed to a $537.0 million, or 67.6%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 135bps decrease in average yield on interest-earning assets.  The decrease in interest expense was attributed to a 101bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $453.7 million, or 70.9%, increase in average interest-bearing liabilities.    The net interest margin of 2.48% for the quarter ended December 31, 2020 decreased 56bps compared to the net interest margin of 3.04% for the quarter ended December 31, 2019.

Net interest income totaled $27.8 million for the year ended December 31, 2020 and increased $6.1 million, or 28.1%, compared to net interest income of $21.7 million for the year ended December 31, 2019.  The increase in net interest income was primarily due to a $7.3 million, or 20.7%, increase in interest income, partially offset by a $1.2 million, or 8.8%, increase in interest expense.  The increase in interest income was primarily attributed to a $385.2 million, or 54.7%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and loans held for sale, partially offset by a 109bps decrease in average yield on interest-earning assets.  The increase in interest expense was attributed to a $324.5 million, or 57.6%, increase in average interest-bearing liabilities, partially offset by a 74bps decrease in the average cost of funds on interest-bearing liabilities.  The net interest margin of 2.55% for the year ended December 31, 2020 decreased 53bps compared to the net interest margin of 3.08% for the year ended December 31, 2019.

Provision for loan and lease losses.  The provision for loan and lease losses expense for the quarter ended December 31, 2020 was $2.0 million, compared to no provision for loan and lease losses expense for the quarter ended December 31, 2019. The increase in the provision for loan and lease losses was a reflection of the increased economic stress associated with the pandemic and specific consideration of its impact on certain industries.  Net charge-offs for the quarter ended December 31, 2020 totaled $510,000, compared to net recoveries of $81,000 for the quarter ended December 31, 2019.

The provision for loan and lease losses expense for the year ended December 31, 2020 was $10.9 million compared to no provision for loan and lease losses expense for the year ended December 31, 2019.  As noted above, the increase in the provision for loan and lease losses was a reflection of the increased economic stress associated with the pandemic and specific consideration of its impact on certain industries.    Net charge-offs for the year ended December 31, 2020 totaled $1.0 million, compared to net recoveries of $126,000 for the year ended December 31, 2019.

Noninterest income.  Noninterest income for the quarter ended December 31, 2020 totaled $13.3 million and increased $9.1 million, or 219.1%, compared to $4.2 million for the quarter ended December 31, 2019.  The increase was primarily due to a $9.0 million increase in net gain on sale of loans.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.

Noninterest income for the year ended December 31, 2020 totaled $60.0 million and increased $48.3 million, or 411.9%, compared to $11.7 million for the year ended December 31, 2019.  The increase was primarily due to a $47.6 million increase in net gain on sale of loans, coupled with a $489,000 increase in swap fee income.  The increase in net gain on sale of loans was primarily a result of increased sales volume related to our residential mortgage lending business.  The increase in swap fee income was due to an increase in customer swap transactions.

Noninterest expense.  Noninterest expense for the quarter ended December 31, 2020 totaled $11.3 million and increased $4.9 million, or 76.3%, compared to $6.4 million for the quarter ended December 31, 2019.  The increase in noninterest expense during the three months ended December 31, 2020 was primarily due to a $2.2 million increase in salaries and employee benefits expense, a $1.2 million increase in other noninterest expense, a $762,000 increase in professional fees expense, and a  $548,000 increase in advertising and marketing expense.  The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices. The increase in other noninterest expense was  primarily due to increased amortization of a historic tax credit investment.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.  The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business, coupled with increased advertising focused on increasing core deposits.

Noninterest expense for the year ended December 31, 2020 totaled $40.6 million and increased $19.2 million, or 89.9%, compared to $21.4 million for the year ended December 31, 2019.  The increase in noninterest expense during the year ended December 31, 2020 was primarily due to a $10.8 million increase in salaries and employee benefits expense, a $3.2 million increase in professional fees expense, and a $2.8 million increase in advertising and marketing expense. The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in professional fees was related to increased activities, volumes and outsourcing in our residential mortgage business.    The increase in advertising and marketing expense was primarily due to increased expenditures related to leads-based marketing to drive revenue growth in our residential mortgage lending business,  coupled with increased advertising focused on increasing core deposits.

Income tax expense.  Income tax expense was $861,000 for the quarter ended December 31, 2020,  an increase of $96,000, compared to $765,000 for the quarter ended December 31, 2019.  The effective tax rate for the quarter ended December 31, 2020 was approximately 10.5%, as compared to approximately 20.2% for the quarter ended December 31, 2019.   The effective tax rate for the quarter ended December 31, 2020 was favorably impacted by the recognition of approximately $1.0 million of historic tax credits.

Income tax expense was $6.7 million for the year ended December 31, 2020, an increase of $4.3 million, compared to $2.4 million for the year ended December 31, 2019.  The effective tax rate for the year ended December 31, 2020 was approximately 18.4%, as compared to approximately 20.3% for the year ended December 31, 2019.  The effective tax rate for the year ended December 31, 2020 was favorably impacted by the recognition of approximately $1.0 million of historic tax credits.

Balance Sheet Activity

General.  Assets totaled $1.5 billion at December 31, 2020 and increased $596.5 million, or 67.7%, from $880.5 million at December 31, 2019.  The increase was primarily due to a $232.0 million increase in net loan balances,  a  $175.7 million increase in cash and cash equivalents,  and a $147.5 million increase in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $221.6 million at December 31, 2020, and increased $175.7 million, or 383.0%, from $45.9 million at December 31, 2019.  The increase in cash and cash equivalents was primarily attributed to increases in deposits,  FHLB advances and other borrowings, partially offset by an increase in net loans and loans held for sale.

Securities.  Securities available for sale totaled $8.7 million at December 31, 2020, and increased  $527,000, or 6.5%, compared to $8.2 million at December 31, 2019.  The increase was due to security purchases, partially offset by principal maturities. Equity securities totaled $5.0 million at December 31, 2020.  The increase was due to  a purchase during the fourth quarter of 2020.

Loans held for sale.    Loans held for sale totaled $283.2 million at December 31, 2020 and increased $147.5 million, or 108.7%, from $135.7 million at December 31, 2019.

Loans and Leases.    Net loans and leases totaled $895.3 million at December 31, 2020, and increased $232.0 million, or 35.0%, from $663.3 million at December 31, 2019.  The increase was primarily due to a $167.6 million increase in commercial loan balances, a  $29.5 million increase in commercial real estate loan balances, a $27.6 million increase in single-family residential loan balances, a $12.8 million increase in construction loans balances, and a  $6.1 million increase in multi-family loan balances,  partially offset by a $9.9 million increase in the allowance for loan losses and a $1.7 million decrease in consumer loan balances.  The increase in the aforementioned commercial loan balances includes $107.0 million of loans under the SBA’s Paycheck Protection Program (PPP), coupled with increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types ($ in thousands)

	December 31, 2020	September 30, 2020
Construction - 1-4 family	$12,393	$10,651
Construction - Multi-family	41,410	36,675
Construction - Non-residential	23,471	26,440
Hotel/Motel	20,295	16,246
Industrial / Warehouse	40,174	40,192
Land/Land Development	40,467	28,408
Medical/Healthcare/Senior Housing	5,483	5,529
Multi-family	35,928	42,643
Office	31,959	32,016
Retail	31,868	31,554
Other	$29,275	$32,010

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $17.0 million at December 31, 2020, and increased $9.9 million, or 138.5%, from  $7.1 million at December 31, 2019.  The increase in the ALLL is due to $10.9 million in the provision for loan and lease losses expense, partially offset by net charge-offs of $1.0 million during the year ended December 31, 2020.  The ratio of the ALLL to total loans was 1.87% at December 31, 2020, compared to 1.06% at December 31, 2019.  The ratio of the ALLL to total loans, excluding loan balances subject to SBA guarantees, was 2.15% at December 31, 2020, compared to 1.07% at December 31, 2019.

Deposits.  Deposits totaled $1.1 billion at December 31, 2020, an increase of $366.7 million, or 49.1%, from $746.3 million at December 31, 2019.   The increase is due to a $283.6 million increase in interest-bearing deposit accounts and  an  $83.1 million increase in noninterest-bearing account balances.  Interest-bearing deposit accounts increased to $914.4 million at December 31, 2020, from $630.8 million at December 31, 2019.  The increase in interest-bearing accounts is primarily attributed to a $194.3 million increase in certificate of deposit account balances,  a $70.1 million increase in money market account balances, and a $16.4 million increase in interest-bearing checking account balances. The increase in certificate of deposit account balances was due to increases in retail, brokered, and listing service certificates of deposits.  The increases in retail certificate of deposits and money market account balances were primarily due to increases in customer relationships and balances from on-going sales and marketing activities. The increase in interest-bearing checking is primarily related to the balances in the Insured Cash Sweep (ICS) programs offered through Promontory Interfinancial Network.

Stockholders’ equity. Stockholders’ equity totaled $110.2 million at December 31, 2020, an increase of $29.5 million, or 36.6%, from $80.7 million at December 31, 2019.  The increase in total stockholders’ equity was primarily attributed to  net income.

Sale of Columbiana County Branches.  On December 29, 2020, CFBank and Consumers National Bank (“Consumers”) announced the signing of a branch purchase and assumption agreement pursuant to which CFBank will sell to Consumers its Wellsville, Ohio drive-up branch and its Calcutta, Ohio branch. The purchase and assumption agreement provides for the transfer by CFBank to Consumers of the land, buildings and other associated assets of the two branches, approximately $100 million in deposits, and certain loans and other interest earning assets.  In exchange, Consumers will pay to CFBank the net book value of the land, building and associated assets of the branches, the par value of the earning assets, and a deposit premium equal to 1.75% of the average daily deposits for the 30 days preceding closing.  The sale of the branches to Consumers is subject to regulatory approval and satisfaction of certain customary closing conditions and is expected to close in the second calendar quarter of 2021.  The divestiture of CFBank’s two branches in Columbiana County is consistent with our strategic business plan and the overarching objective to deploy capital into areas that yield the greatest opportunity to strengthen franchise value.  We expect that the sale of the Columbiana County branches will further allow us to gain greater efficiencies in our core markets and to focus our sales efforts in those communities.

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a boutique Commercial bank headquartered in Columbus, Ohio. CFBank has focused on bettering the Ohio economy and serving the financial needs of closely held businesses since 1892. Over a century has passed, and yet, our focus remains the same: guide fellow Ohioans to financial stability and success with agility, ease, and care. CFBank grew from a Federal Savings Association to a National Bank in December of 2016. As CFBank has expanded, we have maintained our penchant for individualized service and direct customer access to decision makers. CFBank now has locations in four major metro Ohio markets - Columbus, Cleveland, Cincinnati, and Akron, as well as branch locations in Columbiana Country (two locations).  In every location, CFBank provides commercial loans and leases, commercial and residential real estate loans and treasury management depository services, corporate treasury management, residential lending, and full-service retail banking services and products. In addition, CFBank also has a national residential lending platform.  CFBank is also glad to offer its clients the convenience of online internet banking, mobile banking, and remote deposit.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR),  PPNR Return on Average Assets and PPNR Return on Average Equity.  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs;  potential litigation or other risks related to participating in the U.S. Small Business Administration Paycheck Protection Program; uncertainty regarding the impact of changes in the U.S. presidential administration and Congress on the regulatory landscape, capital markets and responses to the COVID-19 pandemic; and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2019, and in “Item 1A. Risk Factors” of Part II of our Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2020	2019	% change	2020	2019	% change
Total interest income	$11,955	$9,813	22%	$42,386	$35,104	21%
Total interest expense	3,694	3,773	-2%	14,578	13,404	9%
Net interest income	8,261	6,040	37%	27,808	21,700	28%

Provision for loan and lease losses	2,040	-	n/m	10,915	-	n/m
Net interest income after provision for loan and lease losses	6,221	6,040	3%	16,893	21,700	-22%

Noninterest income
Service charges on deposit accounts	182	145	26%	633	553	14%
Net gain on sales of loans	12,810	3,832	234%	58,366	10,767	442%
Swap fee income	216	143	51%	651	162	302%
Other	109	54	102%	343	238	44%
Noninterest income	13,317	4,174	219%	59,993	11,720	412%

Noninterest expense
Salaries and employee benefits	5,340	3,161	69%	21,987	11,170	97%
Occupancy and equipment	323	241	34%	1,077	965	12%
Data processing	504	406	24%	1,812	1,350	34%
Franchise and other taxes	197	136	45%	740	454	63%
Professional fees	1,525	763	100%	5,070	1,855	173%
Director fees	135	146	-8%	648	547	18%
Postage, printing, and supplies	37	48	-23%	172	225	-24%
Advertising and marketing	1,488	940	58%	5,624	2,829	99%
Telephone	54	57	-5%	219	201	9%
Loan expenses	70	61	15%	304	232	31%
Foreclosed assets, net	-	-	n/m	-	(9)	n/m
Depreciation	103	85	21%	381	316	21%
FDIC premiums	147	178	-17%	588	529	11%
Regulatory assessment	45	41	10%	181	165	10%
Other insurance	27	27	0%	106	99	7%
Other	1,334	136	881%	1,694	451	276%
Noninterest expense	11,329	6,426	76%	40,603	21,379	90%

Income before income taxes	8,209	3,788	117%	36,283	12,041	201%
Income tax expense	861	765	13%	6,675	2,440	174%
Net Income	7,348	3,023	143%	$29,608	$9,601	208%
Accretion of discount and value of warrants exercised related to Series B preferred stock	-	-	n/m	-	219	n/m
Earnings allocated to participating securities (Series C preferred stock)	-	-	n/m	(2,280)	-	n/m
Net Income attributable to common stockholders	$7,348	$3,023	143%	$27,328	$9,820	178%

Share Data
Basic earnings per common share	$1.13	$0.51		$4.53	$2.05
Diluted earnings per common share	$1.11	$0.51		$4.47	$2.03

Average common shares outstanding - basic	6,517,248	5,062,244		6,029,097	4,581,465
Average common shares outstanding - diluted	6,617,254	5,111,603		6,106,987	4,628,564

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2020	2020	2020	2020	2019
Assets
Cash and cash equivalents	$221,594	$92,784	$77,376	$75,352	$45,879
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,701	9,746	10,802	11,390	8,174
Equity Securities	5,000	-	-	-	-
Loans held for sale	283,165	308,691	165,891	115,197	135,711
Loans and leases	912,366	887,201	856,636	714,941	670,441
Less allowance for loan and lease losses	(17,022)	(15,492)	(10,107)	(7,073)	(7,138)
Loans and leases, net	895,344	871,709	846,529	707,868	663,303
FHLB and FRB stock	5,847	5,377	5,216	4,510	4,008
Premises and equipment, net	3,730	3,937	4,005	4,040	3,991
Operating lease right of use assets	1,387	1,488	1,588	1,685	1,780
Bank owned life insurance	17,490	5,453	5,416	5,381	5,345
Accrued interest receivable and other assets	34,637	37,754	29,165	19,842	12,254
Total assets	$1,476,995	$1,337,039	$1,146,088	$945,365	$880,545

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$198,675	$149,886	$148,188	$104,322	$115,530
Interest bearing	914,395	824,082	700,850	644,183	630,793
Total deposits	1,113,070	973,968	849,038	748,505	746,323
FHLB advances and other debt	214,426	224,521	165,806	82,594	29,017
Advances by borrowers for taxes and insurance	1,029	537	782	636	929
Operating lease liabilities	1,532	1,642	1,750	1,856	1,960
Accrued interest payable and other liabilities	21,884	18,567	21,320	14,078	6,846
Subordinated debentures	14,844	14,835	14,825	14,815	14,806
Total liabilities	1,366,785	1,234,070	1,053,521	862,484	799,881

Stockholders' equity	110,210	102,969	92,567	82,881	80,664
Total liabilities and stockholders' equity	$1,476,995	$1,337,039	$1,146,088	$945,365	$880,545

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$9,549	$36	1.53%	$10,432	$40	1.56%	$8,757	$42	1.93%
Loans held for sale	342,105	2,312	2.70%	210,457	1,467	2.79%	116,419	1,178	4.05%
Loans and leases (3)	872,950	9,524	4.36%	847,387	9,037	4.27%	641,085	8,410	5.25%
Other earning assets	100,883	29	0.11%	60,268	22	0.15%	23,948	134	2.24%
FHLB and FRB stock	5,673	54	3.81%	5,251	51	3.88%	3,981	49	4.92%
Total interest-earning assets	1,331,160	11,955	3.59%	1,133,795	10,617	3.75%	794,190	9,813	4.94%
Noninterest-earning assets	64,251			66,864			38,296
Total assets	$1,395,411			$1,200,659			$832,486

Interest-bearing liabilities:
Deposits	$883,612	2,791	1.26%	$741,945	2,803	1.51%	$598,212	3,320	2.22%
FHLB advances and other borrowings	210,069	903	1.72%	192,457	673	1.40%	41,811	453	4.33%
Total interest-bearing liabilities	1,093,681	3,694	1.35%	934,402	3,476	1.49%	640,023	3,773	2.36%

Noninterest-bearing liabilities	196,447			169,400			120,614
Total liabilities	1,290,128			1,103,802			760,637

Equity	105,283			96,857			71,849
Total liabilities and equity	$1,395,411			$1,200,659			$832,486

Net interest-earning assets	$237,479			$199,393			$154,167
Net interest income/interest rate spread		$8,261	2.24%		$7,141	2.26%		$6,040	2.58%
Net interest margin			2.48%			2.52%			3.04%
Average interest-earning assets
to average interest-bearing liabilities	121.71%			121.34%			124.09%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the ALLL and includes nonperforming loans.

Consolidated Financial Highlights
	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2020	2020	2020	2020	2019	2020	2019
Earnings and Dividends
Net interest income	$8,261	$7,141	$6,283	$6,123	$6,040	$27,808	$21,700
Provision for loan and lease losses	$2,040	$5,750	$3,125	$-	$-	$10,915	$-
Noninterest income	$13,317	$23,376	$19,856	$3,444	$4,174	$59,993	$11,720
Noninterest expense	$11,329	$11,917	$10,313	$7,044	$6,426	$40,603	$21,379
Net Income	$7,348	$10,186	$10,068	$2,006	$3,023	$29,608	$9,601
Basic earnings per common share	$1.13	$1.56	$1.54	$0.31	$0.51	$4.53	$2.05
Diluted earnings per common share	$1.11	$1.54	$1.53	$0.30	$0.51	$4.47	$2.03
Dividends declared per share	$0.03	$-	$-	$-	$-	$0.03	$-

Performance Ratios (annualized)
Return on average assets	2.11%	3.39%	3.70%	0.90%	1.45%	2.59%	1.30%
Return on average equity	27.92%	42.07%	47.02%	9.81%	16.83%	32.04%	17.57%
Average yield on interest-earning assets	3.59%	3.75%	3.80%	4.66%	4.94%	3.89%	4.98%
Average rate paid on interest-bearing liabilities	1.35%	1.49%	1.72%	2.21%	2.36%	1.64%	2.38%
Average interest rate spread	2.24%	2.26%	2.08%	2.45%	2.58%	2.25%	2.60%
Net interest margin, fully taxable equivalent	2.48%	2.52%	2.42%	2.87%	3.04%	2.55%	3.08%
Efficiency ratio	52.50%	39.05%	39.45%	73.63%	62.91%	46.24%	63.97%
Noninterest expense to average assets	3.25%	3.97%	3.79%	3.15%	3.09%	3.55%	2.89%

Capital
Tier 1 capital leverage ratio (1)	9.74%	10.89%	10.44%	10.68%	10.58%	9.74%	10.58%
Total risk-based capital ratio (1)	14.31%	13.89%	14.01%	13.23%	12.96%	14.31%	12.96%
Tier 1 risk-based capital ratio (1)	13.05%	12.63%	12.77%	12.29%	11.97%	13.05%	11.97%
Common equity tier 1 capital to risk weighted assets (1)	13.05%	12.63%	12.77%	12.29%	11.97%	13.05%	11.97%
Equity to total assets at end of period	7.46%	7.70%	8.08%	8.77%	9.16%	7.46%	9.16%
Book value per common share	$16.79	$15.68	$14.14	$12.85	$12.40	$16.79	$12.40
Tangible book value per common share	$16.79	$15.68	$14.14	$12.85	$12.40	$16.79	$12.40
Period-end market value per common share	$17.69	$12.08	$10.43	$10.52	$13.95	$17.69	$13.95
Period-end common shares outstanding	6,564,304	6,566,256	6,546,596	5,337,598	5,376,454	6,564,304	5,376,454
Average basic common shares outstanding	6,517,248	6,515,389	5,739,097	5,333,947	5,062,244	6,029,097	4,581,465
Average diluted common shares outstanding	6,617,254	6,596,996	5,802,578	5,400,318	5,111,603	6,106,987	4,628,564

Asset Quality
Nonperforming loans	$695	$527	$581	$696	$2,439	$695	$2,439
Nonperforming loans to total loans	0.08%	0.06%	0.07%	0.10%	0.36%	0.08%	0.36%
Nonperforming assets to total assets	0.05%	0.04%	0.05%	0.07%	0.28%	0.05%	0.28%
Allowance for loan and lease losses to total loans	1.87%	1.75%	1.18%	0.99%	1.06%	1.87%	1.06%
Allowance for loan and lease losses to nonperforming loans	2449.21%	2939.66%	1739.59%	1016.24%	292.66%	2449.21%	292.66%
Net charge-offs (recoveries)	$510	$365	$91	$65	$(81)	$1,031	$(126)
Annualized net charge-offs (recoveries) to average loans	0.23%	0.17%	0.04%	0.04%	(0.05%)	0.13%	(0.02%)

Average Balances
Loans	$889,460	$859,097	$809,217	$679,720	$648,160	$809,374	$603,590
Assets	$1,395,411	$1,200,659	$1,088,656	$895,625	$832,486	$1,145,088	$739,343
Stockholders' equity	$105,283	$96,857	$85,652	$81,816	$71,849	$92,402	$54,646

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) PPNR,  (2) PPNR return on average assets and (3) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) net earnings (2) return on average assets and (3) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Year ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net income	$7,348	$10,186	$3,023	$29,608	$9,601
Add: Provision for credit losses	2,040	5,750	-	10,915	-
Add: Income tax expense	861	2,664	765	6,675	2,440
Pre-provision, pre-tax net revenue	$10,249	$18,600	$3,788	$47,198	$12,041

Average Assets	$1,395,411	$1,200,659	$832,486	$1,145,088	$739,343
Average Stockholders' Equity	$105,283	$96,857	$71,849	$92,402	$54,646

Return on average assets (1)	2.11%	3.39%	1.45%	2.59%	1.30%
PPNR return on average assets (2)	2.94%	6.20%	1.82%	4.12%	1.63%

Return on average equity (3)	27.92%	42.07%	16.83%	32.04%	17.57%
PPNR return on average equity (4)	38.94%	76.81%	21.09%	51.08%	22.03%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity